Exhibit 10.4
Root, Inc.
Non-Employee Director Compensation Policy

Adopted: February 17, 2022

Each member of the Board of Directors (the “Board”) of Root, Inc. (the “Company”) who is not an employee of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.
This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Notwithstanding the foregoing, the Board or Compensation Committee may make supplemental grants to Non-Employee Directors in its discretion.

Annual Retainers
This Director Compensation Policy will be effective as of the date of its adoption, as set forth above (the “Effective Date”), except that the rates of the retainers set forth below shall be effective as of January 1, 2022. The annual cash compensation amounts will be payable in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurs, prorated for any partial months of service.

Commencing on the Effective Date, each Non-Employee Director will be eligible to receive the following annual cash retainers (the “Retainers”) for service on the Board (as applicable):

(a)Annual Board Service Retainer.
(i)All Eligible Directors: $50,000
(ii)Chair of the Board: $20,000 (in addition to regular Annual Board Service     Retainer)
(iii)Lead Independent Director: $20,000 (in addition to regular Annual Board Service Retainer)

(b)Annual Committee Member Service Retainer.
(i)Member of the Audit Committee: $10,000
(ii)Member of Compensation Committee: $7,500
(iii)Member of the Nominating and Governance Committee: $5,000
(iv)Member of the Strategy Committee: $5,000

(c)Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer).
(i)Chair of the Audit Committee: $20,000
(ii)Chair of Compensation Committee: $15,000
(iii)Chair of the Nominating and Governance Committee: $10,000
(iv)Chair of the Strategy Committee: $10,000

Prior to December 31 of each year, each Non-Employee Director shall be given the opportunity to elect to receive 50% or 100% of his or her Retainers with respect to the following calendar year in the form of common stock of the Company (“Common Stock”) rather than cash, which Common Stock shall be granted in the form of fully-vested restricted stock units (“RSUs”). If the Non-Employee Director elects to receive 50% of his or her Retainers in the form of Common Stock, the value of such Common Stock on the date of grant shall equal 110% of the cash value of the related Retainers. If the Non-Employee Director elects to receive 100% of his or her Retainers in the form of Common Stock, the value of such Common Stock on the date of grant shall equal 120% of the cash value of the related Retainers. Each such grant shall take place without any further action of the Board or Compensation Committee, and shall be made at the close of business on the same date that the corresponding Retainer would have been paid. The number of shares of Common Stock granted to the Non-Employee Director shall be determined in a manner consistent with the section below entitled “Calculation of Value of an RSU Award.” The grant shall be made under the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee (the “Form of RSU Agreement”).

Equity Compensation
    Commencing on the Effective Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Plan and Form of RSU Agreement.
    (a)    Initial Equity Grant. Upon appointment to the Board, and without any further action of the Board or Compensation Committee, at the close of business on the day of such appointment, a Non-Employee Director will automatically receive a restricted stock unit (“RSU”) award having a value of $175,000 (the “Initial RSU”), prorated from the date of appointment until the date of the next Annual Meeting. Each Initial RSU will vest on the date of the next following Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election).
    (b)    Annual Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting of the Company’s Stockholders following the Effective Date (the “Annual Meeting”), each person who is then a Non-Employee Director, will automatically receive an RSU having a value of $175,000 (the “Annual RSU”). Each Annual RSU will vest on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election).
    (c)    Vesting; Change of Control. The vesting of each Annual RSU is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), such Non-Employee Director’s then-outstanding Annual RSU will become fully vested immediately prior to the closing of such Change in Control.
(d)Calculation of Value of an RSU Award. The value of an RSU award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of Common Stock over the thirty (30) consecutive trading day period immediately preceding the date that is five (5) trading days prior to the date of grant of such award.
Non-Employee Director Compensation Limit

    Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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